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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*

                             Lightbridge, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
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                       (Title of Class of Securities)

                                532226 10 7
                     ----------------------------------
                              (CUSIP Number)

                              Not Applicable
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 532226 10 7                 13G                    Page 2 of 5 Pages
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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Torrence C. Harder
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

     Not Applicable
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     726,497
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     475,557
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  726,497
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  475,557
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,202,054
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

     Not applicable
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(11) Percent of Class Represented by Amount in Row (9)
     6.86%
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(12) Type of Reporting Person (See Instructions)
     IN
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                     *See Instructions Before Filling Out!

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CUSIP No. 532226 10 7                 13G                    Page 3 of 5 Pages
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ITEM 1(a). NAME OF ISSUER:

     Lightbridge, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     67 South Bedford Street, Burlington, Massachusetts 01803


ITEM 2(a). NAME OF PERSON FILING:

     Torrence C. Harder


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     657 Sudbury Road, Concord, Massachusetts 01742-4321


ITEM 2(c). CITIZENSHIP:

     United States


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock, $.01 par value


ITEM 2(e). CUSIP NUMBER:

     532226 10 7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a) |_| Broker or dealer registered under Section 15 of the Act;

     (b) |_| Bank as defined in Section 3(a)(6) of the Act;

     (c) |_| Insurance company as defined in Section 3(a)(19) of the Act;

     (d) |_| Investment company registered under Section 8 of the Investment Company Act;

     (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


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CUSIP No. 532226 10 7                 13G                    Page 4 of 5 Pages
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     (f) |_| An employee benefit plan or endowment fund in accordance with Rule
             13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) |_| Group, in accordance with Rule 13d-1(b)(l)(ii)(J). If this statement is filed pursuant to Rule 13d-1(c), check this box |X|.


ITEM 4. OWNERSHIP.

     (a) Amount beneficially owned: 1,202,054

     (b) Percent of class: 6.86%

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: 726,497

          (ii) Shared power to vote or to direct the vote: 475,557

          (iii) Sole power to dispose or to direct the disposition of: 726,497

          (iv) Shared power to dispose or to direct the disposition of: 475,557


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. Not applicable.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


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CUSIP No. 532226 10 7                 13G                    Page 5 of 5 Pages
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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.


ITEM 10. CERTIFICATION.

     By signing below, the undersigned certifies, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose and effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

                                       February 14, 2001
                                       ----------------------------------------
                                                        (Date)

                                       /s/ Torrence C. Harder
                                       ----------------------------------------
                                                      (Signature)

                                       Torrence C. Harder
                                       ----------------------------------------
                                                     (Name/Title)